As filed with the Securities and Exchange Commission on June 6, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kitov Pharmaceuticals Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Azrieli Center, Round Building, 23rd Floor,
Tel Aviv, 6701101 Israel

(Address of Principal Executive Offices)

KITOV PHARMACEUTICALS HOLDINGS LTD. 2016 EQUITY-BASED INCENTIVE PLAN

(Full Title of Plans)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Perry Wildes, Adv.	Rick A. Werner, Esq.
Gross, Kleinhendler,	Haynes and Boone, LLP
Hodak, Halevy,	30 Rockefeller Plaza,
Greenberg & Co. One Azrieli Center Tel Aviv 67021, Israel Tel: +972 (3) 607-4444	26th Floor New York, New York 10112 (212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value, deposited as American Depositary Shares represented by American Depositary Receipts (1)	38,000,000	(3)	$0.08825	(4)	$3,353,500	$388.67
TOTAL:	38,000,000		$0.08825		$3,353,500	$388.67

(1)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of the ordinary shares registered hereby, no par value (“Ordinary Shares”), of Kitov Pharmaceuticals Holdings Ltd. (the “Registrant”) are registered on a separate registration statement on Form F-6 (File No. 333-207858). Each ADS represents twenty (20) Ordinary Shares.

(2)	Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Kitov Pharmaceuticals Holdings Ltd. 2016 Equity-Based Incentive Plan (the “Plan”).

(3)	Represents Ordinary Shares that may be issued pursuant to future awards under the Plan. To the extent any awards issued under the Plan terminate, expire or otherwise cease to exist without having been exercised, the Ordinary Shares issuable upon exercise of such awards will become available for future issuance.

(4)	The proposed maximum offering price per share is calculated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices for the Registrant’s ADS’s (each of which represent 20 ordinary Shares) on the Nasdaq Capital Market on May 31, 2017, a date within five business days of the filing date.

EXPLANATORY NOTE

Kitov Pharmaceuticals Holdings Ltd. (the “Registrant”) previously filed a registration statement on Form S−8 (File No. 333-211478) relating to 12,000,000, no par value (“Ordinary Shares”), deposited as American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”) (such number of ordinary shares being equivalent to 600,000 ADSs), to be granted under the Kitov Pharmaceuticals Holdings Ltd. 2016 Equity-Based Incentive Plan (the “Plan”), (the “Prior Registration Statement”).

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 38,000,000 the number of Ordinary Shares of the Registrant, registered under the Plan, as amended (such number of additional ordinary shares being equivalent to 1,900,000 ADSs). Following the registration of these additional Ordinary Shares, the Registrant will have registered an aggregate of 50,000,000 Ordinary Shares pursuant to the Plan (such aggregate number of ordinary shares being equivalent to 2,500,000 ADSs).

Pursuant to General Instruction E to Form S−8, the contents of the Prior Registration Statement are incorporated by reference herein except as otherwise updated or modified by this filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 from this Registration Statement in accordance with Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, filed with the Commission by Kitov Pharmaceuticals Holdings Ltd. (the “Company” or the “Registrant”), are incorporated by reference in this Registration Statement:

●	The Registrant’s Annual Report on Form 20-F for 2016 filed with the Commission on May 1, 2016;

●	The Registrant’s Current Report on Form 6-K furnished with the Commission on June 1, 2017; and

●	The description of the Registrant’s American Depositary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37643) filed with the Commission on November 18, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (other than information that is furnished to, rather than filed with, the Commission). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

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Under the Companies Law and the Securities Law, 5738 – 1968 (“Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

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●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from our Registration Statements on Form F-1 filed in connection with our initial public offering in the U.S. during November 2015 and in connection with our July 2016 public offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any.

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On February 7, 2017, we announced that the Israeli Securities Authority began a formal investigation (the “ISA Investigation”) into, amongst other matters, our public disclosures around our lead drug candidate, KIT-302. For more information on the ISA Investigation see “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report for 2016 on Form 20-F, incorporated by reference in this Registration Statement. Mr. Isaac Israel, the Company’s CEO, was detained for questioning and subsequently released on the same day, under certain limited restrictive terms established by a court, as per, what the Company’s outside attorneys have advised us is, standard practice in such Israeli Securities Authority investigations and enforcement proceedings. The Company provided the payment of one hundred thousand NIS (NIS 100,000), as needed, for the benefit of Mr. Israel, for the purpose of placing a bond required in order to secure Mr. Israel’s return from overseas travel required in the performance of his duties as CEO of the Company and such payment was made, inter alia, in accordance with the letter of indemnification between the Company and Mr. Israel presently in effect, and in accordance with Israeli applicable law. To date, Mr. Israel has not yet traveled out of Israel under a bond placed by the Company. In addition, the Company provided the payment of seventy-five thousand NIS (NIS 75,000), as needed, for the benefit of Mr. Simcha Rock, the Company’s CFO, for the purpose of placing a bond required in order to secure Mr. Rock’s return from overseas travel required in the performance of his duties as CFO of the Company and such payment was made, inter alia, in accordance with the letter of indemnification between the Company and Mr. Rock presently in effect, and in accordance with Israeli applicable law. Mr. Rock has traveled out of Israel under such a bond placed by the Company. Each of the above payments were made by the Company in accordance with letters of indemnification between the Company and each of Mr. Israel and Mr. Rock that are presently in effect, and such payments were ratified by the Board of Directors of the Company.

We expect to indemnify our directors and officers for obligations, including the deductibles for our directors and officers liability insurance policy, they may be required to pay and costs and expenses they may incur related to the ISA Investigation referred to above and the 2015 Motion, the 2017 Motions and U.S. Class Actions described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report for 2016 on Form 20-F and incorporated by reference in this Registration Statement, pursuant to the letters of indemnification issued to our directors and officers. The Company’s audit committee or compensation committee (as applicable) and board of directors determined that the Company would indemnify and undertakes in advance to indemnify the officers provided with letters of indemnity (the “Indemnity Letters”). The Indemnity Letters also received the approval of the shareholders of the Company. The payment of any indemnity sum will not prejudice the officers’ rights to receive insurance coverage benefits. Once the Company has paid indemnity sums to its officers at the maximum indemnity sum, the Company will not bear additional indemnity sums unless the payment of these additional sums is approved by authorized corporate bodies according to the law applicable at the time of payment of the additional indemnity sums, and subject to an amendment in the Company’s articles of association, if such is required by applicable law at such time.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

To our knowledge, other than with respect to the 2015 Motion, the 2017 Motions, the U.S. Class Actions, and the ISA Investigation, which are all described further in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report for 2016 on Form 20-F and incorporated by reference in this Registration Statement, there is no pending litigation or proceeding against any of our office holders as to which indemnification is being, or may be sought, nor are we aware of any other pending or threatened litigation or proceeding that may result in claims for indemnification by any office holder.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

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Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Memorandum of Association of the Registrant (included as Exhibit 99.1 to our Form 6-k furnished to the Securities and Exchange Commission on December 6, 2016, and incorporated herein by reference).

4.2	Amended and Restated Articles of Association of the Registrant (included as Exhibit 99.2 to our Form 6-k furnished to the Securities and Exchange Commission on December 6, 2016, and incorporated herein by reference).

4.3	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (included as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015, and incorporated herein by reference).

4.4	Form of American Depositary Receipt (included in Exhibit 4.3).

5.1*	Form of Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant

23.1*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International

24.1	Power of Attorney (set forth on signature page).

99.1*	Kitov Pharmaceuticals Holdings Ltd. 2016 Equity-Based Incentive Plan

*	Filed herewith

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Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 6th day of June, 2017.

KITOV PHARMACEUTICALS HOLDINGS LTD.

By:	/s/ Isaac Israel
Name: Isaac Israel
Title: Chief Executive Officer

By:	/s/ Simcha Rock
Name: Simcha Rock
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Isaac Israel, Simcha Rock and Avraham Ben-Tzvi, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signatures	Title	Date

/s/ J. Paul Waymack	Chairman of the Board of Directors and Chief Medical Officer	June 6, 2017
J. Paul Waymack

/s/ Isaac Israel	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2017
Isaac Israel

/s/ Simcha Rock	Chief Financial Officer and Director	June 6, 2017
Simcha Rock	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ido Agmon	Director	June 6, 2017
Ido Agmon

/s/ Steven Steinberg	Director	June 6, 2017
Steven Steinberg

/s/ Arye Weber	Director	June 6, 2017
Arye Weber

/s/ Revital Steren-Raff	Director	June 6, 2017
Revital Steren-Raff

Director
Ran Tzror

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Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form S-8 in on this 6th day of June 2017.

By:	Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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